Filed Pursuant to Rule 433

Registration Statement No.333-147309

November 15, 2007

Fiserv, Inc.

$500,000,000 6.800% Senior Notes Due November 20, 2017

Issuer:	Fiserv, Inc.

Ratings:	Baa2 (Stable) by Moody’s and BBB (Negative) by S&P

Format:	SEC Registered

Size:	$500,000,000

Trade Date:	November 15, 2007

Settlement Date (T+3):	November 20, 2007

Maturity Date:	November 20, 2017

Interest Payment Dates:	Semi-annually on the 20th of May and November commencing on May 20, 2008

Day Count:	30 / 360

Pricing Benchmark:	4.250% due November 15, 2017

Benchmark Price:	100-07+

Benchmark Yield:	4.221%

Spread to Benchmark:	+262.5 bps

Yield to Maturity:	6.846%

Coupon:	6.800%

Make-Whole Call:	T+ 40 bps

Price to Public:	99.671%

Minimum Denomination:	$2,000 x $1,000

Joint Bookrunners:	Credit Suisse Securities (USA) LLC Wachovia Capital Markets, LLC J.P. Morgan Securities Inc.

Co-Managers:	Mitsubishi UFJ Securities International plc SunTrust Robinson Humphrey, Inc Wells Fargo Securities, LLC

CUSIP:	337738 AG3

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Exhibit 99 (excerpts from CheckFree Corporation’s Form 10-K for its fiscal year ended June 30, 2007 and Form 10-Q for its fiscal quarter ended September 30, 2007, including excerpts from Risk Factors and Management’s Discussion and Analysis) to Fiserv, Inc.’s Registration Statement on Form S-3 (Reg. No. 333-147309) is hereby incorporated by reference into this prospectus. Investors are referred to such excerpts for information concerning CheckFree.

Paragraph 11 of the “Underwriting” section of Fiserv, Inc.’s preliminary prospectus supplement dated November 13, 2007 is revised as follows:

Some of the underwriters or their affiliates have provided investment or commercial banking services to us or our affiliates in the past and are likely to do so in the future. In particular, Credit Suisse Securities (USA) LLC has advised us on the acquisition of CheckFree and certain divestitures and is a documentation agent, joint bookrunner and joint lead arranger under our term loan facility. An affiliate of Credit Suisse Securities (USA) LLC is a lender under our term loan facility. Wachovia Bank National Association is a lender under our revolving credit facility and a documentation agent and lender under our term loan facility. JPMorgan Chase Bank, N.A. is administrative agent, swingline lender, issuing bank and a lender, and J.P. Morgan Securities Inc. is joint bookrunner and joint lead arranger, under our revolving credit facility; and JPMorgan Chase Bank, N.A. is the administrative agent and a lender, and J.P. Morgan Securities Inc, is a joint bookrunner and joint lead arranger, under our term loan facility. SunTrust Robinson Humphrey Inc, or its affiliates, is joint bookrunner and joint lead arranger, syndication agent and lender under our term loan facility and documentation agent and a lender under the revolving credit facility. Wells Fargo Securities, LLC, or its affiliates, is a lender under each of our revolving credit facility and our term loan facility and paying agent in connection with the acquisition of CheckFree. An affiliate of Mitsubishi UFJ International, plc is a lender under each of our revolving credit facility and our term loan facility. In addition, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc, Wachovia Capital Markets, LLC, SunTrust Robinson Humphrey, Inc and/or their affiliates have agreed to provide bridge financing, exercisable at our option, to be used to finance the CheckFree acquisition. In each case, we will pay customary fees as compensation for these roles. Certain of the underwriters and their affiliates are clients of Fiserv.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Wachovia Capital Markets, LLC at 1-866-289-1262 and J.P. Morgan Securities Inc. collect at 212-834-4533.